As filed with the Securities and Exchange Commission on August 14, 2002

Registration No. 333-69786

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

POST-EFFECTIVE AMENDMENT NO. 2
TO

GE LIFE AND ANNUITY ASSURANCE COMPANY
(Exact name of registrant as specified in its charter)

Virginia	54-0283385	63
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)	(Primary Standard Industrial Classification Code)

6610 W. Broad Street
Richmond, Virginia 23230
(804) 281-6000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Heather Harker
Vice President, Associate General Counsel, and Assistant Secretary
GE Life and Annuity Assurance Company
6610 W. Broad Street
Richmond, Virginia 23230
(804) 281-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:    Continuously on and after May 1, 2002.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.  ☒ 333-69786

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be registered	Proposed maximum offering price per unit*	Proposed maximum aggregate offering price	Amount of registration fee**

Guaranteed Fixed Annuity Contracts	*	N/A	$300,000,000	$13,800

*
The proposed maximum aggregate offering price is estimated solely for the purposes of determining the registration fee. The amount to be registered and the proposed maximum offering price per unit are not applicable since these securities are not issued in predetermined amounts or units.

**	150,000,000 shares were previously registered and a fee of $35,611.00 paid with Pre-Effective Amendment No. 1 to the Registration Statement filed on December 17, 2001.

The contents of Post-Effective No. 2 to this Registration Statement (File No. 333-69786) which went effective May 1, 2002 are hereby incorporated by reference.

SIGNATURES

As required by the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned thereunto duly authorized, and its seal to be hereunto affixed and attested, in the County of Henrico in the Commonwealth of Virginia, on the 19th day of April, 2002.

GE LIFE AND ANNUITY ASSURANCE COMPANY (Registrant)

By:	/s/ HEATHER C. HARKER
Heather C. Harker Vice President

As required by the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Pamela S. Schultz	President and Chief Executive Officer	August 14, 2002

* Paul A. Haley	Director, Senior Vice President	August 14, 2002

* Thomas M. Stinson	Director, Senior Vice President	August 14, 2002

* Kelly L. Groh	Senior Vice President, Chief Financial Officer	August 14, 2002

* Susan M. Mann	Vice President and Controller	August 14, 2002

* Heather C. Harker	Vice President, Associate General Counsel and Assistant Secretary	August 14, 2002

* Geoffrey S. Stiff	Senior Vice President and Director	August 14, 2002

*By Heather C. Harker Pursuant To Power of Attorney Executed On April 23, 2002.

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